Exhibit 23.01





Consent of Independent Public Accountants



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated November 4, 1999 (except with respect to the matters discussed in Note 13, as to which the date is December 17, 1999), included in Public Service Company of North Carolina, Incorporated's Form 10-K for the year ended September 30, 1999, and to all references to our Firm included in this registration statement.




s/Arthur Anderson LLP
Arthur Anderson LLP
Charlotte, North Carolina
February 13, 2001